Exhibit 99.3

Texas Capital Bancshares’ (TCBI) Q4 2014 Results—Earnings Call Transcript

Jan. 22, 2015 4:34 AM ET | About: Texas Capital Bancshares, Inc. (TCBI)

Texas Capital Bancshares, Inc. (NASDAQ:TCBI)

Q4 2014 Earnings Conference Call

January 21, 2015 5:00 p.m. ET

Executives

Heather Worley - Director of IR

Keith Cargill - President and CEO

Peter Bartholow - CFO and COO

Analysts

Ebrahim Poonawala - Bank of America Merrill Lynch

Dave Rochester - Deutsche Bank

Michael Rose - Raymond James

Scott Valentin - FBR Capital Markets

Jennifer Demba - SunTrust Robinson Humphrey

Steve Moss for John Pancari - Evercore ISI

Brady Gailey - KBW

Emlen Harmon - Jefferies

Brett Rabatin - Sterne Agee

David Bishop - Drexel Hamilton

Operator

Good afternoon and welcome to the Texas Capital Bancshares Fourth Quarter 2014 Earnings Conference Call.

[Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Ms. Heather Worley, Director of Investor Relations. Please go ahead.

Heather Worley - Director of IR

Thank you for joining us for the Texas Capital Bancshares’ fourth quarter and yearend earnings conference call. I’m Heather Worley, Director of Investor Relations. Should you have any follow-up questions, please call me at 214-932-6646.

Before we get into our discussion today, I’d like to read the following statements. Certain matters discussed on this call may contain forward-looking statements as defined in federal securities laws. These statements are subject to risks and uncertainties and are based on Texas Capital’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as believe, expect, estimate, anticipate, plan, may, will, intend, and similar expressions.

A number of factors, many of which are beyond Texas Capital’s control, could cause actual results to differ materially from future results expressed or implied by our forward-looking statements. These risks and uncertainties include the risks of adverse impacts from general economic conditions, the effects of recent declines in oil and gas prices on our customers, competition, changes in interest rates, and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect Texas Capital’s business, can be found in our annual report on Form 10-K and other filings made by Texas Capital with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this call. Texas Capital is under no obligation and expressly disclaims any obligation to update, alter or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

With me on the call today are Keith Cargill, President and CEO, and Peter Bartholow, CFO and COO. After prepared remarks, our operator Laura will facilitate a Q&A session.

At this time, I will turn the call over to Keith who will begin on Slide 3 of the webcast. Keith…

Keith Cargill - President and CEO

Thank you, Heather. Good afternoon. I’m Keith Cargill, President and CEO of Texas Capital Bancshares. Welcome to our fourth quarter 2014 earnings call.

After my opening comments on the fourth quarter results, Peter Bartholow, our CFO and Chief Operating Officer, will share his analysis of the quarter, then I will close and open the call for Q&A. Let’s begin.

Texas Capital enjoyed linked-quarter growth in traditional LHI outstandings, up $498 million or 5%. From the fourth quarter 2013, LHI grew 20%. Mortgage finance loan growth on a linked-quarter basis was a robust 9% and 47% as compared to the fourth quarter of 2013. Demand deposits and total deposits increased 6% and 8%, respectively, on a linked-quarter basis, and 50% and 37%, respectively, from the fourth quarter of 2013.

Net income increased 3% linked-quarter and 25% from the fourth quarter of 2013. Finally, earnings per share on a linked-quarter basis remained flat at $0.78 despite the dilution from the common stock offering in the fourth quarter. EPS increased 16% from the fourth quarter of 2013.

Despite strong competition in both LHI and mortgage finance, we continued to win significant market share with our strong organic growth business model. Also our treasury management team and relationship managers continue to grow substantial low-cost deposits, enabling us to not only efficiently fund our loan growth but also achieve a strategic objective to build liquidity.

Importantly, we delivered higher growth in loans, deposits and earnings in 2014 with excellent credit quality. With net charge-offs in 2014 of only 7 basis points and a nominal increase in non-performing assets, loan loss provisions for the quarter and the year remained primarily focused on core LHI growth, not problem loans.

On Slide 4 we have provided new commentary on our energy business. We’ve encountered numerous price decline cycles throughout the 3-plus decades several of us have been Texas bankers. Since the launch of Texas Capital Bank over 16 years ago, we have seen four significant corrections in either natural gas or oil prices, and this is now the fifth. While working through each cycle, we inevitably experienced some loan downgrades. However, our actual cumulative losses on our energy portfolio loans have been less than $300,000 in a total of 15 years.

Texas Capital Bank has outstanding loans in our energy portfolio totaling approximately 6% of total loans. Exposure to oil service companies is less than 1% of total loans.

Our oil service loan clients are primarily limited to existing oil and gas production, not the more volatile drilling and completion companies. While price deck assumptions are dynamic, our underwriting standards have not changed since inception of our bank. Our energy clients are funded on average at approximately 60% of the line of credit. We typically retain discretion to reduce borrowing bases as necessary. Of our outstanding loans with oil producers, over 90% have oil price hedges in place. With the hedged price of oil significantly higher than lifting costs, our borrowers generate substantial cash flow available for reducing debt. In addition to the hedging, the long life reserves mitigate the impact of short-term price declines.

Finally, and very importantly, our in-house petroleum engineering team reviews all energy loans secured by oil and gas reserves as a key component to our strong underwriting and periodic review process. The engineering team reports to credit policy.

While no one can accurately predict the price down-cycle in oil or gas, we are experienced and diligent and believe our underwriting has been sound in assessing the reserves and mitigating commodity price risks with long-lived reserve collateral and appropriate hedges on a borrower-by-borrower basis.

Peter?

Peter Bartholow - CFO and COO

Thank you, Keith. I think once again we’ve demonstrated that our business model has the ability to generate strong growth and earning assets and net revenue at very high returns. The growth we’ve experienced over the year shows that we’ve been successful in deploying the capital raised in January of 2014 and early results show from even the offering in November of 2014.

As Keith mentioned, we had growth of 5% in traditional held-for-investment balances from the third quarter and 22% from the year-ago quarter. Full-year growth of 24% on average balances. We did see a slight reduction to just under 20% at end-of-period, and that’s been consistent with our view that the pace of growth would begin to decline.

Pay-downs were again elevated in Q4. They were comparable to Q3 and still well below the 2Q levels that we’d commented upon earlier.

Very clear that mortgage finance exceeded industry trends in this highly profitable business. The average balance for the quarter approached $3.5 billion. In the rate environment we encountered in Q4, they significantly overcame the seasonal expectations we saw, with a slight decrease in the average and quarter-

end balances for Q4. This business is clearly a source of sustainable and very high risk-adjusted returns. The strong returns come from a lower NIM with no credit costs and with assets of extremely short duration. Yield in this portfolio has fallen due to an increase in activity; customers enjoying the best pricing are those that produce the highest level of deposit growth.

We’ve stepped up the participation program again, with outstanding balance at yearend of $358 million. We’ve also been successful in structuring a relationship with the Federal Home Loan Bank, which has not been actually needed, but will avail ourselves of a very high advance rate on this entire portfolio.

Deposit growth throughout 2014 has clearly been exceptional. As Keith mentioned, we had a strategic objective to increase deposits in target segments, and it’s been achieved and will continue into 2015. We have successfully and very significantly extended the duration of low-cost funding. The DDA growth for the full year, interestingly, has been virtually identical to the growth in total traditional held-for-investment loans.

We had a $500 million increase in liquidity assets in the fourth quarter on an average basis, ending the year at $1.2 billion. Had no negative impact on net interest income, with an average cost of new deposits below 25 basis points. Did have a minor impact on ROA and a more meaningful impact on NIM, which we’ll discuss in a moment.

Turning to Slide 7, the components of net interest income and NIM are outlined. We saw net interest income of $2 million linked-quarter. The increase in liquidity assets produced a 12-basis-point change, with a minor - very minor - benefit to net interest income. The growth in traditional LHI resulted in a change in yield from their yield and 8 basis points in NIM. The continued reduction in mortgage finance loans accounted for 2-basis-point reduction in NIM.

On the right-hand side of the slide you see the components of linked-quarter non-interest expense growth, a total of $2.2 million or 3% from the third quarter, and for the reasons shown. As anticipated, we saw operating leverage improve during the last half of the whole year, with an efficiency ratio of 53% average for Q3 and Q4. And for the full year, as expected and stated in previous guidance, falling just under 55% for the year.

In terms of quarterly highlights, on Page 8, pretax income increased 1% from the third quarter. ROE is down by 70 basis points after the November stock offering. ROA is down slightly despite the very significant impact of liquidity asset growth. The efficiency ratio increased slightly from Q3, but again remained below 2013 levels. EPS was flat , as Keith mentioned, at $0.78 per share after the increase in diluted shares of 1.2 million or 2.8% coming from the November stock offering.

On Slide 9, the annual highlights. Net income increased just under 13% and EPS increased 6%, again as a result of January and November common stock offerings. We had a 5% increase in diluted shares between the two offerings and we had a subordinated note issue in February 2014 that reduced EPS for the full year by $0.13 per share.

The reduction in return on assets was largely driven by an increase in liquidity assets compared to 2013. Again ROE fell slightly after two offerings of common stock. And as stated in previous guidance, as I mentioned, the ratio for the full year, efficiency ratio, fell to just below 55%, with very minor operating leverage enhancements from net revenue growth, ahead of the growth rate of non-interest expense.

On Slide 10 we’ll talk about 2015 outlook. First of all, I want to make clear, the EPS will have a full-year impact of the two offerings from 2014, with a full-year diluted shares approximately 46.3 million, compared to 45.1 million in Q4 and 44 million for the full year of 2014. We expect strong growth in traditional held- for-investment loans to continue, but at a pace that we have said will decline, still in the low teens, and reflects competitive pressures on certain product types and our risk appetite in this market. We see modest year-over-year growth in mortgage finance loans, low single-digit growth from the $2.9 billion average balance for the full year.

Deposit growth should be in the mid to high teens, and net interest income low double digits assuming no change in interest rate scenario. We do expect again the NIM to be down modestly from Q4 actual to a range of 3.4% to 3.5%. This is again the impact of further growth in liquidity assets that we expect to be less significant than we encountered in 2014. The outlook also assumes the dual impact of growth and pricing pressures on loan yields and that they will persist. Net charge-offs should be below 25 basis points, even with the low energy prices anticipated for all of 2015.

Non-interest expense growth is expected in the low to mid teens, slightly weakening our efficiency ratio, especially in the first half of the year. And you’ll recall that part of that comes from the effect of conditions unique to the first quarter. First of all, we have a seasonal employment expense charge, FICA and others, that were $2.5 million in the first quarter of last year, will be higher in the first quarter of this year due to our substantial growth. Again we have a reduced number of days compared to Q4 that will represent as much as $2.8 million in linked-quarter net interest income.

There are major factors in net revenue and efficiency ratio. These are in Q1 and for the first half. The first half will also continue to see product development and staffing expenses ahead of revenue that’s anticipated for the last half of the year. We had significant success in recruiting, especially in the first quarter. We have build-out expense that’s expected to produce a meaningful contribution to income in the second half of the year. We anticipate a significant pickup in the last half of the year in net revenue, with a commensurate increase in efficiency ratio, ROE and ROA. We expect that especially to continue the pace into 2016 and later years.

Slide 11, the balanced growth, very strong CAGRs in loan and deposits. As I mentioned, the year-over-year deposit growth in DDA alone was equal to the growth in total traditional held-for-investment loans, a very favorable funding profile.

Loan composition, we saw no meaningful change. We see a minor increase at quarter-end in the mortgage loan composition, but it was actually slightly lower than the average portion of total loans in Q3.

Slide 12, asset quality, Keith mentioned, net charge-offs in non-performing assets are at exceptional levels. No non-performing assets or net charge-offs by the way in the energy credits.

Slide 13, on the EPS CAGR. From 2012 to 2014 we’ve had capital transactions to support the growth; that has been the primary damper of post-crisis growth in EPS, compared to the stronger growth in net income. Point out that no capital transaction has ever been compelled. They’ve always been done in anticipation of the prospect of successful deployment of capital in a conservative business model.

With that, I’ll turn it back to Keith.

Keith Cargill - President and CEO

Thank you, Peter. In closing, the Texas Capital organic growth business model continues to deliver solid high- quality growth in loans, deposits and net income. Despite some headwinds in 2015, we expect to continue our long track record of outperforming Texas peers in growth while delivering strong credit quality. Our disciplined client selection and underwriting causes us to remain confident about the performance of the energy portfolio. If we experience a prolonged low price of oil, we will see some downgrades in our portfolio, but our loss history in energy for the past 15 years speaks to the relative strength of our loan underwriting and client selection.

With our continued year-after-year focus on credit quality, we expect less robust growth in LHI loans than in 2014, and project flat to single-digit growth in mortgage finance for 2015. However, we believe that we will continue to outperform peers as we build our business. We will continue to build liquidity and remain highly asset-sensitive. Acquisition of high-quality talent and new clients will remain opportunistic as always.

Finally, our strong build-out in 2014 that Peter talked about, through the first half of 2015, positions us for an improving earnings trajectory late in 2015 and for 2016 and beyond.

This concludes our presentation. At this time we will open it up for questions.

Question-and-Answer Session

Operator

[Operator Instructions]

And our first question will come from Ebrahim Poonawala of Bank of America Merrill Lynch.

Ebrahim Poonawala - Bank of America Merrill Lynch

Good afternoon guys.

Keith Cargill - President and CEO

Hello, Ebrahim.

Ebrahim Poonawala - Bank of America Merrill Lynch

So, Keith, Peter, thanks a lot for the detail on energy on Slide 4. I guess your point’s well-taken in terms of having seen through the multiple energy cycles and having a high-quality borrower base. I guess the question I had was, could you give us some color in terms of the nature of the review that you’ve undertaken over the last I guess four to six weeks, and I realize it’s still early days yet, in terms of going through these credits in order to gain comfort with regards to the outlook for credit if oil stays where it is today?

And when we talk about the downgrade on that slide, that there could be some downgrades, is it more to do with if the environment deteriorates or is it more to do with you getting the updates in the spring from some of these borrowers and, dependent on that, those would lead to downgrades?

Keith Cargill - President and CEO

We have been very involved with our credit team looking at loan-by-loan our energy portfolio for the last couple of months. We looked through in detail half of the portfolio already and we’re doing it on a priority basis. And by that I mean this is a process that we’ve used for years. You look first at those that would be more exposed to the price decline in terms of the life of the reserves - the longer life reserves, less susceptible to the volatility, those with a shorter life more susceptible. And then you look at the hedges and how that might mitigate that risk if they’re not as long-lived. And then you look at the overall leverage in the particular credit, the cash flow and liquidity of the overall borrowing entity, and so on.

At the end of the day, we — by covering half of the portfolio today, I’d estimate we’ve covered 80% of the risk, if you will. But until we’ve worked our way all the way through the portfolio, I can’t say that with any certainty. That’s just an estimate, based on prioritizing how we do these things.

As far as downgrades, Ebrahim, it’s just a function of over the course of time, and as we go in and re-establish the borrowing base, it’s appropriate borrower-by-borrower, we will see what the ultimate results really are. And so the longer, the more protracted the oil price stays low, obviously the more stress on that cash flow. On the other hand, at the same time you have borrowers that are reacting very quickly on reducing new capital expenditures, and those that are not reacting quite as quickly. And typically that’s going to be a function of their hedge position and their cash flow relative to other borrowers. So we’re monitoring that. We’re in touch with all our clients, have been for some time, talking with them about the runway that they have ahead of them, as we redetermine borrowing base. And so it’s not an event, as we look at these credits, it’s a process and a conversation that’s ongoing in real-time.

Ebrahim Poonawala - Bank of America Merrill Lynch

Understood. And I guess sort of tied to that, in terms of — I assume there’s some degree of conservativeness in terms of your outlook given what’s transpiring in energy. I guess if you can share any color in terms of what’s changed when you talk to your bankers with regards to borrower demand. Are we seeing a discernible impact already from both the direct and the indirect piece of declining energy prices as CapEx spending is cut and which impacts real estate and jobs and so forth? Any color on there would be very helpful.

Keith Cargill - President and CEO

Borrowers are reacting as we would expect. We spend a lot of time and effort to be sure that when we select a client, they have a long track record, they’ve encountered these cycles, and so they’re reacting the way we would expect. We don’t see a situation where we have borrowers that are speculating on oil bouncing back in price. By the same token, because 90% plus of our outstandings on oil secured borrowings are hedged, we have clients that are still getting well above spot prices on their per-barrel revenue take. And so they’re not stopping all completion or production either. So it literally varies by situation by borrower, you know, what reaction is appropriate. And we’re not seeing again the clients that we selected act irrationally at this point.

Ebrahim Poonawala - Bank of America Merrill Lynch

Understood. And if I can sneak in one last question for Peter on the efficiency ratio guidance. Should we expect a similar trajectory for the efficiency ratio that we saw in 2014 where you start at a higher level in the first quarter and then sort of moving lower through the year and full year coming in close to sort of what 2014 looked like?

Peter Bartholow - CFO and COO

That’s what we expect today, yes. And it’s, again, the first quarter is so heavily weighted by the factors that I mentioned that it obviously drags down the full first half. We also, as we commented earlier, we have hiring and projects underway that are geared to revenue production, known and explicit plans for revenue production, in the last half of the year, reaching a highest level we expect in the fourth quarter. This is part of the build-out that’s been underway, we actually talked about as early as mid last year.

Ebrahim Poonawala - Bank of America Merrill Lynch

Understood. And just to be clear, your forecasts don’t include any increase in short term rates in the back half of the year?

Peter Bartholow - CFO and COO

Does not.

Ebrahim Poonawala - Bank of America Merrill Lynch

Does not, perfect. Thank you very much for taking my questions.

Keith Cargill - President and CEO

Very welcome.

Operator

The next question will come from Dave Rochester of Deutsche Bank.

Dave Rochester - Deutsche Bank

Hey. Good afternoon guys.

Keith Cargill - President and CEO

Afternoon, Dave.

Dave Rochester - Deutsche Bank

On your outlook for expenses, you mentioned hiring in the first quarter. Can you just talk about what you’ve done so far this quarter and what your expectations are for the first half of this year, and then what you’d also expect to see in terms of increased reg and compliance spending in 2015 versus 2014? That’d be great.

Keith Cargill - President and CEO

Yes. We’ve hired four new bankers already this quarter, and that’s well above the pace that we’ve seen the last three quarters. Three of those bankers are private wealth management bankers. As we talked about, we’re now at the point where we’re hiring client-facing bankers in that area, now that we’ve spent quite some time really rebuilding the private wealth management business, technology and re-staffing and also incrementally adding some capabilities, and estate planning and also financial planning. So now it’s time to leverage those individuals and the technology and the product set that we’ve added, and we’re very pleased with the hires we’ve brought on. And we’ll be hiring additional bankers, client-facing bankers in that area, as well as C&I bankers.

So we, as we’ve said all along, we moderated hiring second, third, fourth quarter, but still always looking for all stars. But as we reached this point where we had finished the technology build, we virtually finished it, we’re about 80%, 90% completed there, then it’s time to bring on the client-facing bankers and begin the revenue growth and the fee side of the business.

Dave Rochester - Deutsche Bank

And then on the reg and compliance spending, what are you guys anticipating for increases this year that’s built into your guidance?

Peter Bartholow - CFO and COO

Dave, we haven’t come to a conclusion. We have a budget of total allowance for that, and it’s going up. But there are no parts of that where there’s a significant jump in one year related to the compliance. We always — there’s always going to be more. Regulators continue to put pressure on the whole industry to upgrade capabilities. That will entail not only staffing but systems enhancements as well.

Keith Cargill - President and CEO

We’ve had a stair-step there, Dave, if I might interject, Peter. Just moving into the midsize group, north of $10 billion, and of course our first DFast submission is coming up, and we’ve built some outstanding intellectual capital, great talent, as well as some technology that you obviously need to leverage that talent and be more efficient, effective. And that’ll continue this next year, not at the same pace perhaps on the talent side, but on the technology side, perhaps at a little higher pace. And that’s why Peter is indicating that we have a targeted number. We expect that to be plus or minus some percentage, probably plus or minus more than most categories, but nothing extraordinary. We’re expecting again not a flattening trajectory but another stair-step, but not something extraordinary that really moves the needle in a big way.

Dave Rochester - Deutsche Bank

And in terms of your ultimate target for the wealth management business there, I mean what are your thoughts in terms of how many wealth management professionals you need before you kind of slow down the hiring in that business and where are you today?

Keith Cargill - President and CEO

Several more. We don’t want to telegraph too much how many we’re hiring there, just for competitive reasons. But it won’t just be an incremental three. By the same token, it won’t be 15 more that are client-facing. So we definitely will be hiring more, and most of that will occur between now and June.

Dave Rochester - Deutsche Bank

Great, thanks. And just on your margin outlook, it sounds like you’re assuming that the current rate curve kind of extends through this year. Are you also assuming that excess liquidity, I guess based on where we are at the end of 2014, kind of remains consistent with that balance through the year? Are you looking to grow that meaningfully more?

Peter Bartholow - CFO and COO

The spike we have through the end of the year just we’d never count on, but we expect modest growth over the course of the year in both total liquidity assets and mortgage finance balances.

Dave Rochester - Deutsche Bank

And just one last one, the deposit costs. Those have ticked a little bit. I was just wondering what drove that this quarter, if you had certain promotions or you had some runoff of lower-cost funding. Just any kind of color there would be great.

Peter Bartholow - CFO and COO

When you, you know, that can round to a basis-point difference, so there’s nothing about anything that happened that would say that there’s an uptick coming or anything else.

Keith Cargill - President and CEO

I think part of — didn’t we have a little bump in correspondent banking balances, which is slightly higher. But that varies, as Peter says, there’s some variability quarter to quarter.

Dave Rochester - Deutsche Bank

No change there. Okay.

Sorry, just one last one, on new loan production rate, so I was just wondering if those are still just about prime or if those have changed meaningfully this quarter versus last quarter.

Peter Bartholow - CFO and COO

Again the overall blended increase remains to be prime and just a little bit above.

Dave Rochester - Deutsche Bank

Okay. All right. Great. Thanks guys, appreciate it.

Keith Cargill - President and CEO

Welcome.

Operator

And the next question will come from Michael Rose of Raymond James.

Michael Rose - Raymond James

Hey, good evening guys. How are you?

Keith Cargill - President and CEO

Good, Michael.

Michael Rose - Raymond James

Just as it relates to your outlook on loan growth, want to dig in to energy a little bit more. What does your outlook encompass in terms of oil prices growth and balances among your existing customers? Just any sort of color of what kind of comprises, at least from an energy perspective, your loan growth outlook for this year.

Keith Cargill - President and CEO

We’ve not built in any increase in oil for the year. We hope that might come, but we have not built in any. Nor have we built in a $30 price. So, essentially flat. But overall loan growth, it’s really more a function of what we’ve talked about over the last few months, and that is it really made sense to us to begin to tamp down some of the high growth we’ve experienced in builder finance, which has just been a phenomenally good business for us, but because of market share penetration and the targets we have, we’ve really accomplished a lot of the market gain over the last few years and we want to be just as disciplined and selective as we grow it further. So, to maintain the same trajectory didn’t make sense, and now with the oil price decline, again it just kind of confirms our plans to tamp that down a bit.

Same with CRE. We’ve had really good, solid growth there, very strong growth. But CRE is an area we’ve mentioned before that we thought we should trim some, and again further with the oil price decline, and still expecting very good job growth in Texas but not at the pace we had in 2014.

So if there’s another state that will grow, we’re estimating that that is 300,000 new jobs in 2015, I don’t know of that state, but it’s not going to be 450,000 new jobs, Michael. So we just think it’s prudent to be very disciplined on those two categories, and we’ll still be fully in business, looking for the right opportunities that fit our credit parameters.

And in times like this, we often find some of the very best clients. That’ll be the case in energy as well. But we’re not projecting to go out and grow at the same kind of pace. We don’t think that would be wise to set that out there. We’ll have to see how the market develops, what the market gives us. But again sometimes we see our competitors really withdraw when news like this happens in the state, and that gives us a chance to pick up really some of the very best talent that we hire and also some of the very best clients that fit our structure that’s been frankly a very conservative structure the last two or three years compared to the market. It’s been such an aggressive market chasing credit in Texas, that in some ways this could be a very good thing, certainly for the next three to five years.

Michael Rose - Raymond James

Okay, that’s helpful. And then as it relates to the warehouse, it looks like you anticipate on an average balance basis around $3 million, I know we’ve talked about $2.5 million — or billion number before, am I thinking about that right? And what’s driving kind of the elevated volumes relative to your kind of $2.5 billion

Peter Bartholow - CFO and COO

That is correct. Just a change in outlook. The expansion of that business, the market share increase that we’ve demonstrated, gives us a lot more confidence. We’re also starting out the quarter and this year at a pace that we wouldn’t have been willing to predict because of what’s happened in interest rates.

Michael Rose - Raymond James

Understood. One final question. Any material change in your asset sensitivity quarter to quarter? I know we’ll get the Q here in a couple of days, but any material increase?

Peter Bartholow - CFO and COO

No, it just went up. We can’t, you know, it varies so much, you have to be cautious about looking at when it’s based on yearend balances and you get the spike we’ve had in mortgage finance loans, you — it could look a little peculiar. But at the core, everything still made it more asset-sensitive.

Keith Cargill - President and CEO

It’s just our model. It’s who we are.

Michael Rose - Raymond James

Understood. Thanks for taking my questions.

Keith Cargill - President and CEO

You’re welcome.

Operator

Our next question comes from Scott Valentin of FBR.

Scott Valentin - FBR Capital Markets

Good evening. Thanks for taking my questions.

Keith Cargill - President and CEO

You’re welcome, Scott.

Scott Valentin - FBR Capital Markets

Just with regard, following up on some of the energy questions, in terms of the granularity of the portfolio, I was just curious as to maybe average size of the credit and if there’s any shared national credit exposure in that portfolio.

Keith Cargill - President and CEO

Right around $10 million on average.

Scott Valentin - FBR Capital Markets

Okay. And any shared national credit exposure in that portfolio?

Keith Cargill - President and CEO

Yes. We have about — well, less than 50% that’s non-agented shared national credit, and overall about 60.

Scott Valentin - FBR Capital Markets

Okay, great.

Keith Cargill - President and CEO

These are large, you know, these companies go quickly and the cost of drilling and completing these new wells is a big ticket. So, relatively quickly. Any bank is going to just want to hold a certain amount, and you end up with three banks quite early as these companies develop out their lease prospects.

Scott Valentin - FBR Capital Markets

Okay. And you said 50% of that portfolio you guys are lead agent on?

Keith Cargill - President and CEO

No, that we’re not — that’s non-agented.

Scott Valentin - FBR Capital Markets

Oh, non-agented. I thought you said agented. Okay.

Keith Cargill - President and CEO

Overall SNIC is about 60% in that portfolio.

Scott Valentin - FBR Capital Markets

Okay, all right. And then just looking at the charge-off guidance, and you guys provided kind of the upper limit, the 25 basis points. Just wondering, to date, most of the provisioning has been done because of loan growth, and I guess loan growth was slow a little bit, the held-for-investment growth was slow a little bit, but maybe charge-offs picked up. I’m just wondering how you’re thinking about provision expense going forward?

Keith Cargill - President and CEO

We’re just going to be realistic in light of some slowing of the growth in Texas. I want to emphasize slowing of the growth in Texas, because we still see some very good opportunity with the job growth that’s projected. But at the same time, this price drop on oil has repercussions location by location relative to real estate and other types of business that you have to really be thoughtful about.

So it’s a very macro, best educated estimate of course. We don’t see anything that’s coming at us head-on, but we think it’s a prudent number in predicting the course of 2015.

Scott Valentin - FBR Capital Markets

Okay, fair enough. And then one final question. Just on non-interest income. I guess looking on a year-over-year basis, it was pretty flat and it was up linked-quarter, but the volume of mortgage finance on a year-over-year basis is up quite a bit. Just wondering, maybe anything you’re seeing on the fee side, if they’re seeing competitive pressure and therefore maybe a little bit lower brokerage fees?

Keith Cargill - President and CEO

There’s significant pressure on the coupon as well as on the fee side. We believe that we’re doing a very effective job though, developing new relationships, and I mean relationships, not just the loan side of the equation but the deposit side as well. And that while today those deposits we’re generating related to that line of business in mortgage finance are not giving us the benefit that they will someday if ever rates rise, we think it’s the right approach to capture more of the high-quality market share and also build very low-cost funding.

Scott Valentin - FBR Capital Markets

Okay. And sorry, one follow-up question, and I apologize if you mentioned this earlier, but on the reserves, I guess, has there been any change in allocation to the various portfolios, say, commercial real estate or builder finance or any of the portfolios? Have you changed how you allocate the general reserve?

Keith Cargill - President and CEO

Well, we shifted some to energy, as you would expect. But again we don’t see any big issues today. It’s going to be dynamic and evolve as we see how things develop. But since period-end, I guess I can mention, Peter, we had no criticized assets as of yearend in the energy book. Now we’ve had one slip to criticize, but it’s $1.2 million in loan size, and we don’t see an immediate loss. But again this is going to be one of those things that evolve. And John Hudgens, our Chief Credit Officer and Chief Risk Officer, in collaboration with the team, has recommended, and we’re reallocated some of that reserve to energy.

Scott Valentin - FBR Capital Markets

Okay. All right, thanks very much.

Keith Cargill - President and CEO

Welcome.

Operator

The next question is from Jennifer Demba of SunTrust Robinson Humphrey.

Jennifer Demba - SunTrust Robinson Humphrey

Thank you. Good afternoon.

Keith Cargill - President and CEO

Hi, Jennifer.

Jennifer Demba - SunTrust Robinson Humphrey

So, Keith, do you have a sense of what your actual loan loss reserve on the energy portfolio is at this point?

Keith Cargill - President and CEO

We’d rather not get into that detail, because it is going to be dynamic, Jennifer, and I’m not sure it’d be — it’d really be that helpful.

Jennifer Demba - SunTrust Robinson Humphrey

And how about any — can you give us a sense of how far you’ve stress tested — you said you’ve stress tested about half of your energy loans, how — at what price did you stress test those ones at?

Keith Cargill - President and CEO

We stress test them again on a rolling sensitivity analysis, and by that, I mean once we reset and we have our sensitivity case and price assumptions, we review the entire portfolio. This is how the process works. And then once we complete the portfolio review, we roll through a new adjusted set of price assumptions. We don’t telegraph what those numbers are, because again there are many moving parts, and it frankly would not necessarily be that helpful. And there could be a lot of opportunity for misinterpretation. So it is a process that we’ve used for years and years, and it works well for us.

Jennifer Demba - SunTrust Robinson Humphrey

And I’m sorry to harp on these topics —

Keith Cargill - President and CEO

It’s okay.

Jennifer Demba - SunTrust Robinson Humphrey

— educate ourselves here. So, is it fair to say that you and other banks who lend in the space will not be re-determining any borrowing bases until you get your — those companies, the borrowers’ yearend financials?

Keith Cargill - President and CEO

No, we re-determine as we go through our process. But again, that typically is a semi-annual. In an environment like this, that will be somewhat more frequent as we again complete the process on the portfolio, begin again, looking at, you know, the new price scenario that we believe is appropriate, and looking at it one-year, two-year strips. It’s one of those things when you’re in a price down-cycle like this, it’s a constant real-time analysis, and it is dynamic.

But of course you always take your portfolio and look at the highest risk first as you start to process each time. And there is some shuffling but not a lot of re-sorting typically that goes on, but there is some as you work through it.

Jennifer Demba - SunTrust Robinson Humphrey

One more question on this topic. Have you scrubbed any of your loans that you think may have indirect exposure to the oil price decline, whether it be a C&I customer or a real estate project or whatever the case may be?

Keith Cargill - President and CEO

We’ve gone through our C&I book and identified that 1% of total loans, I mentioned in my comments, Jennifer, that relates to oil service, again our oil service because we do so little of it. What we do have is primarily oil service related to production, not to drilling or completion type activities. And therefore, if it’s a compressor business, as an example, you typically have a lot less volatility in a business like that than if you’re financing a drilling company or a fracking company and so on. So we do have that exposure.

When we look at our Houston overall market, Houston has a little over $1 billion in loans. Relative to our entire company, I guess that’s around 9% of our total loans in the company. Houston’s growing nicely. But you would expect, we expect, you know, that economy to be somewhat more affected by the indirect impact of the oil price drop.

As we look at it, if the Texas economy, and you see different numbers on this, 11% to 12% are the best numbers we believe related to the mix of effective GDP growth in Texas that’s energy. If you double that, for Houston as an example, and nobody has a precise formula, we think we still have a very solid, high-quality book and don’t have a lot of concerns at this point. But it certainly will be more than in the biggest part of our loan portfolio, which happens to be north Texas where we launched the company and have significantly more loans. And then we have four national lines of business. And so we have quite a number of our outstandings that are spread coast to coast, in the premium finance business, the mortgage finance business, lender finance business, and so on.

Jennifer Demba - SunTrust Robinson Humphrey

Thanks a lot. One more question related to energy. I guess, Peter, this would be more for you. The mortgage warehouse, your guidance this year, the fourth quarter average warehouse balance is about 18% above the 2014 average. Can you give us some color on how that impacts fees, if it’s implying you’re kind of selling more?

Peter Bartholow - CFO and COO

I mean obviously, the transaction turn has been elevated, and you’d expect obviously fees to accompany that. As already mentioned, there is competitive pressure on fees. And where we’re seeing a lot of our volume coming from the customers that have the best pricing. We’re not offering so much across the board new fee or pricing structure. It’s that so much of the growth, gaining market share within our customer base, as a result of things we talked about in the past, the service levels, the speed, the reliability, and the consistency of what we do in the marketplace.

Keith Cargill - President and CEO

And the long-tenured bankers have worked in these different regional markets for many years in the space. They’re just very knowledgeable and clients have a lot of confidence that we’re going to be consistent and be there for them. And that makes a huge difference in a business like this.

Peter Bartholow - CFO and COO

As I think I tried — or I tried to express, the customers that have the lowest, the best pricing from their perspective are the ones that are giving us the best deposits too. And as we said, their deposits are in excess of $1 billion, and growing.

Jennifer Demba - SunTrust Robinson Humphrey

So, Peter, can you give us any thoughts on just what your total non-interest income guidance would be for this year?

Peter Bartholow - CFO and COO

Modestly year over year.

Jennifer Demba - SunTrust Robinson Humphrey

Up modestly?

Peter Bartholow - CFO and COO

It’s going to depend on the timing of things that are underway, extensions of existing businesses that are coming online, and when and how fast those develop, along with, as Keith mentioned, the revenue side of the wealth management business.

Keith Cargill - President and CEO

You know, another wrinkle that is a little puzzling, and we’re doing our best to estimate it and we’re trying to answer your question, Jennifer, but the syndications business is going to be a little more challenged. Just by tamping down a bit in CRE and also what we expect in energy. And those two combined amounted to about half of what we did last year in syndications, new syndications.

So, some of that is reflected in NIM, some of it in fee income. And so, you know, those are other things that we just passed to, you know, to give our best judgment. We don’t expect that to be something that drops precipitously, but it will be less than it was this year. So we need to make it up on new market acquisition.

Jennifer Demba - SunTrust Robinson Humphrey

Thank you very much.

Operator

Our next question comes from John Pancari of Evercore ISI.

Steve Moss - Evercore ISI

Good afternoon. This is actually Steve Moss for John.

Just want to touch-base, circling back to energy one last time, wondering where do you think — if you could just tell us where the hedges are priced at for your clients and kind of when they expire.

Keith Cargill - President and CEO

Well, we feel very good about 2015. There are a number of clients that of course are hedged well into 2016, but it varies wildly once we get past 2015. In 2015 our clients generally are hedged somewhere between 50% and 80% of their production. And again it varies on a case-by-case basis. But we feel good about the incremental revenue that’s coming off those hedge positions for our client base since 90% of our outstanding energy secured, oil secured loans have hedges in place. And again, through 2015, it looks quite good.

Steve Moss - Evercore ISI

Okay, thank you very much.

Keith Cargill - President and CEO

You’re welcome.

Operator

The next question is from Brady Gailey of KBW.

Brady Gailey - KBW

Hey guys.

Keith Cargill - President and CEO

Hello, Brady.

Brady Gailey - KBW

Keith, you kind of hit on this a couple of minutes ago. A lot of times when you have a downturn in oil like this, the losses are driven by lower real estate values as a result of the lower oil. You guys have been through a couple of cycles. How long does it take for a lower oil to translate into weaker real estate values? And is that something that you all are considering as you’re underwriting new real estate loans today?

Keith Cargill - President and CEO

An interesting counterpoint that we’re trying to really assess, Brady, is that we have experienced such strong job growth in Texas and in migration over the last several years that not only do we have a lesser concentration of energy as a percentage of GDP in the state, but we have a very strong job generation engine, and the relocation component actually gets a little better with lower energy costs because again it also translates into some more favorable, lower, more plateaued trajectory on the price of office space, single-family housing, and so on.

So at the end of the day, we don’t know if this estimated 300,000 of new jobs is going to be sufficient to take care of those projects underway now, whether it’s office, multi-family, industrial, whatever. It will slow new projects if not really stop most new projects until everyone gets a better handle on it. And this could actually help with a more solid landing on lease-up on existing under construction projects.

So it’s a little different in that we have a stronger growth engine and relocation incentive that we’ve created over the last several years. We’ll have to see how that plays out. But we feel like it’ll be quite some time before we really begin to see lease-up affected. We are seeing already projects stopped, that have not broken ground, and we think that’s good. It’ll just, again, help on the lease-up of those existing projects that are being completed over the next year.

Brady Gailey - KBW

Okay. That’s a good point. Then on your energy portfolio, I’m guessing most of it is oil, but what’s the breakout of oil versus nat gas?

Keith Cargill - President and CEO

About 64% oil —

Peter Bartholow - CFO and COO

Or liquids.

Keith Cargill - President and CEO

Or liquids. Thanks, Peter. The balance is natural gas. We have a little midstream that might amount to 5%, something like that, very modest.

Brady Gailey - KBW

Okay. And then last question, did SNC balances in total change much quarter on quarter? I think last quarter they were a little under $1.5 billion. Was there much change there in 4Q?

Keith Cargill - President and CEO

Just over $1.5 billion, but we had quite a few pay-downs that actually occurred and are agented. So, net-net, we booked around $100 million of overall new growth that had some pay-downs in the component that was agented. So it’s just a function of timing and the size of those deals. If you have two to three, four deals that get paid out, it affects our mix. We still believe, having the syndication theme, is over time going to help us grow our mix of agented. But that’s not the case this quarter or even last quarter. It slightly declined last quarter.

Peter Bartholow - CFO and COO

And from pay-downs.

Keith Cargill - President and CEO

Yes, from pay-downs.

Brady Gailey - KBW

Okay. Great. Thanks, guys.

Keith Cargill - President and CEO

Welcome.

Operator

The next question is from Emlen Harmon of Jefferies.

Emlen Harmon - Jefferies

Hey, good evening.

Keith Cargill - President and CEO

How are you doing, Emlen?

Emlen Harmon - Jefferies

I’m doing well. Thanks.

A quick question on the wealth management business. What is the profitability of that business today? And I’m going to take a leap here and assume that, kind of given all the investments that you’ve made there, could be operating at a loss. So when do you see that actually hitting breakeven?

Keith Cargill - President and CEO

Actually it’s profitable. What I’m most proud of is the complete rebuild that we’ve done, and it’s been extensive. We’ve been able to retain the clients and the revenue, and in fact added some additional assets under management. So to have accomplished that with such significant changes of staff and also, you know, rebuilding our technology platform and new product sets, I think we’re so well-positioned to really see some good core growth over the next three to five years. And that will start to really be more significant, as we’ve alluded to, in the second half of the year. We’re just bringing on some of these client-facing people now.

Emlen Harmon - Jefferies

Got it. So maybe to ask that — the second part of that question a different way. What is the overall contribution to net income? Annual basis?

Keith Cargill - President and CEO

— We’ve never given that out. But it is profitable and it’s about what it contributed, very close to. last year.

Emlen Harmon - Jefferies

Got it. Okay. And then lastly, on the liquidity build, obviously, you know, don’t expect too much of an impact on actual EPS, but just curious from kind of an ROA and capital perspective, where do you see that liquidity portfolio ultimately building out to just as a percent of the earning asset base?

Peter Bartholow - CFO and COO

There’s no specific target, but we would guess in probably 6% to 8% range. And it has — what we’re doing with the money has a zero capital risk weight.

Keith Cargill - President and CEO

But that also has an influence over whether it’s six or eight. That’s the cost of that incremental growth in liquidity money, in deposit money. So that’s where the fluctuation will really occur.

Peter Bartholow - CFO and COO

It’s all going into the Fed Reserve are accounted to Fed Reserve. They pay 25, we pay 15, so — 15, 16.

Emlen Harmon - Jefferies

Yeah. All right —

Peter Bartholow - CFO and COO

It does have, I think in Q4, was, because of the outsized level of growth in one quarter, I think it was 5 bps on ROA.

Emlen Harmon - Jefferies

Got it. Okay. Thanks guys.

Keith Cargill - President and CEO

Welcome.

Operator

The next question is from Brett Rabatin of Sterne Agee.

Brett Rabatin - Sterne Agee

Hi guys. Good afternoon.

Keith Cargill - President and CEO

Hello, Brett.

Brett Rabatin - Sterne Agee

Wanted to I guess first go back and talk about the energy stuff a little more, the anticipation of some downgrades. Could you give us maybe any common characteristics of the loans that you’re expecting or potentially expecting some downgrades in, or is it service companies? Is there anything in particular that’s a common trait with the loans that you’re looking at that there might be downgrades in?

Keith Cargill - President and CEO

You know, I can’t really give you that. I wish we had something that was really clear. The reality is we don’t have the typical service companies in our portfolio that are more prone to quickly being impacted with big drops in rental rates, like the drillers and those involved in completion, fracking and that type of thing. So, you know, if we had that piece, Emlen, and that’s — or Brett, I’m sorry, that would be the area that we would expect the most pronounced and quickest effect on.

But if you look at our production side, our E&P companies, it’s really a case-by-case scenario. I can’t tell you that those that are not hedged are going to be impacted before the 90% that are because those that are not hedged are very liquid - very strong assets, very deep pockets - or we would not have underwritten a deal and do it as we did on the reserve base with guarantees instead of with hedges. So, in fact, that group may outperform the overall group over a long period of time. We just have to see, as we run our process over the next several months and see how the cash flows are affected, what surfaces in those that concern us. But not today. We don’t have enough insight today to really telegraph that to you.

Peter Bartholow - CFO and COO

I think, Brett, we’re, for the most part, allowing for the probability that we’ll see some.

Keith Cargill - President and CEO That’s right.

Peter Bartholow - CFO and COO

It’s not as though we have a programmatic impact that we can see coming down the pike.

Keith Cargill - President and CEO

But we’ve been through this so many times over three decades plus, some of us, not all of us but some of us, that we just know that there will be, you know, some of this occur. But because you have downgrades, if you’ve underwritten it properly, it does not mean you’ll have losses.

Brett Rabatin - Sterne Agee

Right.

Keith Cargill - President and CEO

And so that’s all we’re saying, is that the process over time, if prices stay at this level, it will inevitably produce some downgrades. In fact we’ve had one this month. It was $1.2 million, but it was still a downgrade. And we’ll have that occur.

Brett Rabatin - Sterne Agee

Okay. Fair enough. And then I guess the other thing I wanted to ask is the comments around Houston and real estate seem pretty appropriate, Houston will probably have a bigger impact from lower oil prices, might give some people a little higher cost. I don’t know if maybe you could give us a little color around, you know, you got the $1 billion in that market, any thoughts around how much exposure? I’ve seen a few multi-family projects mothballed. Any thoughts around how much exposure you might guys — you guys might have to meter multi-family construction, office construction, that sort of thing, especially within the central business district?

Keith Cargill - President and CEO

I don’t know that right off. I do know that Houston, that loan portfolio is predominantly C&I, and that’s where most of the growth occurred the last three years. But we do have multi-family, we do have some office. I believe, we’ve always underwritten, and we’ve talked about it ad nauseum with you guys for a couple of years now, how we have miss-called the multi-family overheating, and therefore we have not done the same volume of multi-family as a percentage of overall growth as many of our competitors the last three years because we’re advancing less money, and more conservative on our discounted cash flows and so on, and therefore we’re just not the most competitive on structure. But with the right developer or client that sees it our way and that is that it ought to be properly capitalized, that to take a risk with all the now five years plus of very strong multi-family development in Texas, we still find the fit. And I think that’s true in Houston as well, we found some that fit our conservative underwriting.

Office, again I think we underwrite that appropriately. It’s a bit more risky in my view near term, but at the end of the day, you can certainly make the argument that the relocation process that takes years for companies, large companies, to often assess that is the place where they want to be, it only nudges them to relocate sooner, perhaps even to Houston, if office ramps are not escalating like they were the last couple of years.

So I feel good about where we are. I can’t give you a precise breakdown though, Brett, on real estate multi- family in particular in Houston.

Brett Rabatin - Sterne Agee

Okay. Great. Thanks for the color.

Keith Cargill - President and CEO

You’re welcome.

Operator

[Operator Instructions]

Our next question will come from David Bishop of Drexel Hamilton.

David Bishop - Drexel Hamilton

Hey. Good morning, gentlemen.

Keith Cargill - President and CEO

Hi, Dave.

David Bishop - Drexel Hamilton

Hey. Most of my questions have been answered. But in terms of maybe energy exposure on the deposit side, just curious there in terms of the overall exposure maybe on the funding side and do you expect any sort of pressure there if some of these companies need to tap their deposits to fund operations.

Keith Cargill - President and CEO

No, not really. They’re decreasing the pace at which they’re doing the developments. And yes, they’re paying down some more debt than normal as well. But I think the two offset to a large degree. We don’t really see energy, the oil and gas clients, significantly reducing their deposits.

Now over time, as — over the course of the next year or two, if prices stay low, we’ll see some pay-downs and decrease in the outstandings on the loan side, as the depletion occurs with the reserves and we take more pay-downs and — but on the deposit side, I don’t really see much change.

Peter Bartholow - CFO and COO

Not that would affect anything like the growth that we already anticipate.

Keith Cargill - President and CEO

That’s right.

David Bishop - Drexel Hamilton

Thank you.

Keith Cargill - President and CEO

You’re welcome.

Operator

And next we have a follow-up question from Jennifer Demba of SunTrust Robinson Humphrey.

Jennifer Demba - SunTrust Robinson Humphrey

Thanks for taking my follow-up. Another question for Peter. Peter, if we were to see a 50 to 100 basis-point rate hike starting second half of this year, can you give us an idea of what you think your spread income guidance would look like, hypothetically?

Peter Bartholow - CFO and COO

No. Not beyond what we’ve already got in the 10-Q from the end of the quarter, with some increase obviously resulting from the growth that we’ve had.

Jennifer Demba - SunTrust Robinson Humphrey

Okay. Thank you very much.

Peter Bartholow - CFO and COO

You bet.

Keith Cargill - President and CEO

You’re welcome.

Operator

This concludes our question-and-answer session. Please direct any follow-up calls to Heather Worley at 214-932-6646.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.